EXHIBIT 99.2

[BEARING POINT LOGO APPEARS HERE]

Performance Report

Fourth Quarter & Full Year

June 30, 2003

BearingPoint, Inc.

BEARINGPOINT—OVERVIEW

BearingPoint, Inc., one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis.

During fiscal year 2003, BearingPoint delivered its consulting and systems integration services through five industry groups in which we possess significant industry-specific knowledge. These groups were Public Services, Communications & Content, Financial Services, Consumer and Industrial Markets and High Technology. Beginning in fiscal year 2004, we combined our Consumer and Industrial Markets and High Technology industry groups to form the Consumer, Industrial and Technology industry group. Our focus on specific industries provides us with the ability to tailor our service offerings to reflect an understanding of the marketplaces in which our clients operate, and enables our clients to achieve their business objectives more quickly and efficiently. We have existing operations in North America, Latin America, the Asia Pacific region, and Europe, Middle East and Africa (EMEA). We utilize our multi-national resources to provide consistent services to our clients throughout the world.

We have approximately 50 alliances with key technology providers that support and complement our service offerings. We conduct joint marketing and product development projects with Cisco Systems, Inc., Microsoft Corporation, Oracle Corporation, PeopleSoft, Inc., SAP AG, Siebel Systems, Inc. and Sun Microsystems, Inc., among others, which we believe strengthens our market approach. We work together to develop comprehensive solutions to common business issues, offer the expertise required to deliver those solutions, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technology advances.

Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102. Our Internet address is www.bearingpoint.com. The company’s fiscal year begins on July 1 and ends on June 30.

The financial data contained herein is unaudited. This information reflects the performance of BearingPoint for the quarter and fiscal year ended June 30, 2003, and does not adjust historical data to incorporate financial results related to acquisitions and other transactions before their consummation. Please refer to our press releases and SEC filings for additional information pertaining to these transactions.

BearingPoint, Inc.

HIGHLIGHTS AND OPERATING OVERVIEW

Consolidated gross revenue and net income for the fourth quarter of fiscal year 2003 increased when compared to the fourth quarter of fiscal year 2002, although we continued to experience the results of softness in the European economy and discretionary IT spending in some sectors. In response to this environment, the company continues to focus on a variety of revenue growth and cost control initiatives, including continued evaluation of required office space and the size of our workforce in relation to overall client demand for services.

The company also reported that it would restate its financial results for the first three quarters of fiscal year 2003 due to certain acquisition related and other accounting adjustments. The acquisition related adjustments are primarily attributable to the company’s reassessment of the prior allocations to identifiable intangible goodwill and subsequent restructuring charges related to certain acquisitions during fiscal year 2003. During the company’s subsequent review of the identifiable intangibles, such as customer contracts and relationships, it was determined that they were undervalued for purposes of allocation of goodwill by approximately $20 million. Accordingly, the first three quarters of fiscal year 2003 have been restated to reflect the related additional non-cash amortization expense and the other accounting adjustments. In total, these adjustments resulted in a decrease in previously reported net income and earnings per share in the first quarter, second quarter and third quarter of fiscal year 2003 of $2.5 million, or $0.01 per share, $1.7 million, or $0.01 per share and $6.6 million, or $0.03 per share, respectively.

Highlights for the quarter follow:

•	The company reported net income for the fourth quarter of fiscal year 2003 of $8.3 million, or $0.04 per share, compared to net income of $5.8 million, or $0.03 per share, for the third quarter of fiscal year 2003.

•	Gross revenue for the fourth quarter of fiscal year 2003 was $774.8 million. Gross revenue declined $46.6 million, or 5.7%, when compared to gross revenue of $821.4 million during the previous quarter. This quarterly decline was predominantly the result of decreases in gross revenue in our EMEA business unit (12.1%) and some sectors of our North American business units (Communications & Content (14.9%), Consumer and Industrial Markets (18.5%) and High Technology (7.2%)). Within EMEA, gross revenue declines are primarily the result of continued softness in the European economy.

•	Gross margin as a percentage of gross revenue increased quarter over quarter from 21.5% to 21.9%. In dollar terms, gross margin decreased $7.2 million to $169.3 million for the fourth quarter of fiscal year 2003 compared to $176.5 million in the previous quarter. This decrease in gross margin was primarily driven by the decrease in gross revenue of $46.6 million described above, partially offset by compensation savings resulting from the previous quarter’s reduction in workforce and a current quarter decline in bad debt expense.

BearingPoint, Inc.

•	Selling, general and administrative expenses declined $10.9 million to $130.7 million in the current quarter compared to $141.5 million in the previous quarter. Selling, general and administrative expenses declined primarily due to reduced rebranding expense, discretionary spending and current cost control initiatives.

•	Operating income of $25.4 million for the current quarter represents an increase of $2.5 million, or 11.1%, over the previous quarter. Operating income as a percentage of gross revenue improved to 3.3% during the fourth quarter compared to 2.8% during the previous quarter.

•	The company’s effective tax rate for the current quarter decreased to 59.9%, compared to 65.9% for the previous quarter. The company’s effective tax rate continues to be negatively impacted because tax laws restrict the use of the company’s foreign subsidiary losses to offset earnings in the United States.

•	During the current quarter the company’s free cash flow[1] was approximately $130 million compared to approximately $40 million of negative free cash flow in the previous quarter.

Highlights for the fiscal year follow:

•	Net income for the fiscal year ended June 30, 2003 was $41.5 million, or $0.22 per share, compared to a net loss of $26.9 million, or $0.17 loss per share, for the fiscal year ended June 30, 2002. Included in the prior year’s results is the cumulative effect of a change in accounting principle of $80.0 million (net of tax) and $36.5 million (net of tax) in impairment and workforce reduction charges.

•	Gross revenue for the fiscal year ended June 30, 2003 was $3.1 billion, representing an increase of $782.0 million, or 33.0%, from $2.4 billion for the fiscal year ended June 30, 2002. This increase in gross revenue was predominantly due to the continued growth in the Public Services sector, growth in our core (pre-acquisition) business and the impact of the global initiatives and transactions completed in the first half of fiscal year 2003. Our core (pre-acquisition) business includes our operations in North America (including transactions with Andersen Business Consulting in the United States) and our operations in the Asia Pacific and Latin America regions, Israel, and Ireland before the global transactions involving international Andersen Business Consulting units, and the German, Austrian and Swiss consulting practices formerly known as KPMG Consulting AG (KCA).

•	Gross margin as a percentage of gross revenue declined to 23.0% for the fiscal year ended June 30, 2003 compared to 25.4% for the fiscal year ended June 30, 2002. This decline is mainly due to an increase in professional compensation resulting from the addition of approximately 7,000 employees in connection with the global initiatives and transactions completed in the first half of fiscal year 2003.

•	Selling, general and administrative expenses increased $97.7 million to $562.5 million for the fiscal year ended June 30, 2003 compared to $464.8 million for the fiscal year ended June 30, 2002, principally due to the impact of the global initiatives and transactions completed in the first half of fiscal year 2003 and $28.2 million in costs associated with the company’s rebranding initiative.

•	Our global initiatives and transactions completed in the first half of fiscal year 2003 significantly expanded our international presence and diversified our revenue base. For the fiscal year ended June 30, 2003, North America generated 70.1% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America contributed 18.0%, 9.6% and 2.3%, respectively. By comparison, for the fiscal year ended June 30, 2002, North America contributed 91.9% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America provided 0.7%, 5.4% and 1.9%, respectively.

[1]	By excluding the impact of these charges in the computation of cash provided by operating activities, we have presented a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Net cash provided by operating activities during the fourth quarter of fiscal year 2003 was approximately $146 million. Purchases of property and equipment were approximately $16 million. When this amount is subtracted from net cash provided by operating activities of approximately $146 million, the result is approximately $130 million, which is free cash flow. The company believes that it is useful to investors to understand its free cash flow because it is a meaningful measurement and demonstrates the ability of the company to generate cash.

BearingPoint, Inc.

The following table provides quarterly income statement information for each of the last five quarters.

STATEMENTS OF OPERATIONS—QUARTERLY

US dollars in thousands, except share and per share data	Q4	Q3	Q2	Q1	Q4
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2003	2003	2002	2002	2002
		as restated	as restated	as restated

Revenue	$774,827	$821,430	$811,390	$741,953	$583,213
Other Direct Contract Expenses	(186,039)	(192,820)	(180,737)	(160,707)	(149,644)

Net Revenue	588,788	628,610	630,653	581,246	433,569

Costs of Service
Professional Compensation	352,985	380,549	351,440	342,249	223,791
Impairment Charge	—	—	—	—	21,414
Other Costs of Service	66,458	71,522	74,655	64,917	47,928

Total Costs of Service	419,443	452,071	426,095	407,166	293,133

Gross Margin	169,345	176,539	204,558	174,080	140,436

Amortization of Purchased Intangible Assets	13,258	12,122	13,362	8,627	1,004
Selling, General & Administrative	130,658	141,526	153,438	136,893	118,646

Operating Income	25,429	22,891	37,758	28,560	20,786
Interest Income / (Expense), Net	(3,554)	(4,582)	(2,881)	(1,622)	445
Other Income / (Expense), Net	(1,224)	(1,432)	(277)	256	1,561

Income before Taxes	20,651	16,877	34,600	27,194	22,792
Income Tax Expense	12,369	11,117	19,879	14,498	22,388

Net Income	$8,282	$5,760	$14,721	$12,696	$404

Earnings per Share:
Basic and Diluted	$0.04	$0.03	$0.08	$0.07	$0.00

Common Shares Outstanding:
Weighted Average—Diluted	191,557,217	190,327,222	189,091,947	171,598,835	159,332,023
Period End	191,663,142	191,701,143	189,545,120	189,529,120	157,666,159

Performance Metrics
Utilization Rate (Total NA)	71%	69%	62%	64%	71%
Efficiency Rate (Total NA)	77%	75%	74%	72%	77%
Gross Billing Rate (Total NA)	$213	$222	$217	$217	$226
Net Billing Rate (Total NA)	$159	$167	$166	$167	$170
Days Sales Outstanding (Global)	60	69	67	68	55
Average Billable Headcount (Global)	13,301	13,915	14,361	12,692	7,815
Total Headcount (Period End)	15,357	15,847	16,689	16,915	9,328

BearingPoint, Inc.

The following table provides year to date income statement information.

STATEMENTS OF OPERATIONS—FISCAL YEARS

US dollars in thousands, except share and per share data	Year Ended	Year Ended
	June 30,	June 30,
	2003	2002
Revenue	$3,149,600	$2,367,627
Other Direct Contract Expenses	(720,303)	(592,634)

Net Revenue	2,429,297	1,774,993

Costs of Service
Professional Compensation	1,427,223	940,829
Impairment Charge	—	23,914
Other Costs of Service	277,552	209,398

Total Costs of Service	1,704,775	1,174,141

Gross Margin	724,522	600,852

Amortization of Purchased Intangible Assets	47,369	3,014
Selling, General & Administrative	562,515	464,806

Operating Income	114,638	133,032
Interest Income / (Expense), Net	(12,639)	896
Other Income / (Expense), Net	(2,677)	658

Income before Taxes	99,322	134,586
Income Tax Expense	57,863	81,524

Net Income before Cumulative Effect of a Change in Accounting Principle	41,459	53,062
Cumulative Effect of a Change in Accounting Principle (net of tax)	—	79,960

Net Income (Loss)	$41,459	$(26,898)

Earnings per Share:
Basic and Diluted	$0.22	$(0.17)

Common Shares Outstanding:
Weighted Average—Diluted	185,654,593	158,681,535
Period End	191,663,142	157,666,159

Performance Metrics
Utilization Rate (Total NA)	67%	67%
Efficiency Rate (Total NA)	74%	75%
Gross Billing Rate (Total NA)	$217	$227
Net Billing Rate (Total NA)	$165	$171
Days Sales Outstanding (Global)	60	55
Average Billable Headcount (Global)	13,257	8,087
Total Headcount (Period End)	15,357	9,328

BearingPoint, Inc.

Industry Overviews

A detailed table comparing the performance of each industry and international region on a quarterly basis is provided on page 9. A discussion of the performance of each industry and international region follows:

Public Services generated gross revenue for the quarter of $281.7 million, representing an increase of 0.9% over the previous quarter. Gross margin increased $0.3 million over the previous quarter, representing 31.0% of gross revenue in the current quarter compared to 31.1% of gross revenue in the previous quarter.

Communications & Content generated gross revenue for the quarter of $75.2 million, representing a decrease of 14.9% over the previous quarter. This decline is primarily the result of the decline in spending in the telecommunications industry and the company’s completion of several large contracts involving the Section 271 testing. Despite the decline in gross revenue, gross margin as a percentage of gross revenue improved to 31.8% in the current quarter compared to 28.9% in the previous quarter. The improvement in gross margin during the current quarter is primarily the result of compensation savings due to the previous quarter’s reduction in workforce and lower costs of service.

Financial Services generated gross revenue for the quarter of $60.9 million, representing an increase of 3.1% over the previous quarter. This improvement was due to positive signs in the Financial Services market, specifically within the Banking and Insurance sectors. Gross margin improved to 31.5% of gross revenue for the current quarter compared to 26.4% of gross revenue in the previous quarter. This increase in gross margin is primarily due to the increase in gross revenue combined with compensation savings resulting from the previous quarter’s reduction in workforce.

Consumer and Industrial Markets generated gross revenue for the quarter of $77.5 million, representing a decrease of 18.5% over the previous quarter. The decline in gross revenue is primarily the result of a slowdown in spending within the Retail and Industrial segments in response to current economic conditions coupled with a full quarter’s impact on gross revenue of the cancellation of a significant contract during the second quarter of fiscal year 2003. Gross margin in the current quarter was $21.6 million, representing 27.8% of gross revenue, compared to gross margin in the previous quarter of $25.4 million, or 26.7% of gross revenue. Despite the overall decline in gross revenue, gross margin as a percentage of gross revenue improved quarter over quarter mainly due to compensation savings resulting from the previous quarter’s reduction in workforce.

High Technology generated gross revenue for the quarter of $38.7 million, representing a decrease of 7.2% over the previous quarter. Despite the decline in gross revenue, High Technology’s gross margin as a percentage of revenue remained relatively flat quarter over quarter due to compensation savings resulting from the previous quarter’s reduction in workforce.

BearingPoint, Inc.

International Regions consists of international operations outside of North America, including EMEA and the Asia Pacific and Latin American regions. Total gross revenue in the current quarter for the international regions was $242.9 million, with $138.5 million in gross revenue generated by EMEA, $80.4 million generated by Asia Pacific and $24.0 million generated by Latin America. Total gross revenue for the international regions decreased $14.9 million, or 5.8%, compared to the previous quarter. This decrease is attributable to gross revenue declines in EMEA ($19.1 million, or 12.1%) and Asia Pacific ($3.8 million, or 4.5%), partially offset by an increase in gross revenue in Latin America ($7.9 million, or 49.1%). Gross revenue declines in EMEA are primarily the result of the continued softening in the economy and an increase in the number of contract cancellations during the current quarter. The impact on gross margin resulting from the overall decrease in gross revenue was offset by savings in professional compensation and other costs of service. Overall, gross margin as a percentage of gross revenue for the international regions increased to 17.5% in the current quarter compared to 16.0% in the previous quarter.

Corporate/Other includes corporate services for the global business, primarily infrastructure functions (such as information systems, finance and accounting, human resources, legal and marketing) and shared service costs.

BearingPoint, Inc.

The following table provides a breakout of each industry’s and international region’s quarterly performance for each of the past five quarters.

BearingPoint

INDUSTRY RESULTS

US dollars in thousands	Public	Communications	Financial		High		Asia	Latin	Corporate/
	Services	& Content	Services	CIM	Technology	EMEA	Pacific	America	Other	Total
Fourth Quarter FY 2003
Revenue	$281,736	$75,246	$60,914	$77,509	$38,708	$138,529	$80,389	$23,994	$(2,198)	$774,827
Other Direct Contract Expenses	(84,727)	(14,986)	(11,078)	(17,199)	(9,392)	(20,235)	(24,037)	(6,124)	1,739	(186,039)

Net Revenue	197,009	60,260	49,836	60,310	29,316	118,294	56,352	17,870	(459)	588,788
Costs of Service	109,803	36,346	30,630	38,741	17,414	96,953	42,975	9,957	36,624	419,443

Gross Margin	$87,206	$23,914	$19,206	$21,569	$11,902	$21,341	$13,377	$7,913	$(37,083)	$169,345

Third Quarter FY 2003
as restated
Revenue	$279,098	$88,407	$59,056	$95,132	$41,701	$157,607	$84,159	$16,093	$177	$821,430
Other Direct Contract Expenses	(81,061)	(15,192)	(10,610)	(22,592)	(9,825)	(23,645)	(27,563)	(2,271)	(61)	(192,820)

Net Revenue	198,037	73,215	48,446	72,540	31,876	133,962	56,596	13,822	116	628,610
Costs of Service	111,099	47,710	32,837	47,179	19,773	112,096	41,783	9,116	30,478	452,071

Gross Margin	$86,938	$25,505	$15,609	$25,361	$12,103	$21,866	$14,813	$4,706	$(30,362)	$176,539

Second Quarter FY 2003
as restated
Revenue	$271,596	$90,846	$54,791	$93,340	$37,817	$167,415	$77,762	$19,041	$(1,218)	$811,390
Other Direct Contract Expenses	(71,713)	(17,414)	(9,386)	(19,829)	(8,978)	(26,386)	(22,419)	(4,513)	(99)	(180,737)

Net Revenue	199,883	73,432	45,405	73,511	28,839	141,029	55,343	14,528	(1,317)	630,653
Costs of Service	108,822	40,222	29,184	48,399	19,660	90,731	40,537	8,140	40,400	426,095

Gross Margin	$91,061	$33,210	$16,221	$25,112	$9,179	$50,298	$14,806	$6,388	$(41,717)	$204,558

First Quarter FY 2003
as restated
Revenue	$264,724	$96,195	$62,012	$102,711	$37,025	$104,207	$58,693	$14,615	$1,771	$741,953
Other Direct Contract Expenses	(69,251)	(20,087)	(10,052)	(22,379)	(7,115)	(16,123)	(13,386)	(2,445)	131	(160,707)

Net Revenue	195,473	76,108	51,960	80,332	29,910	88,084	45,307	12,170	1,902	581,246
Costs of Service	109,213	45,848	33,737	54,052	19,253	67,814	37,241	7,712	32,296	407,166

Gross Margin	$86,260	$30,260	$18,223	$26,280	$10,657	$20,270	$8,066	$4,458	$(30,394)	$174,080

Fourth Quarter FY 2002
Revenue	$254,252	$92,350	$61,336	$83,775	$38,772	$1,533	$38,310	$10,541	$2,344	$583,213
Other Direct Contract Expenses	(71,686)	(20,176)	(13,037)	(18,836)	(9,513)	(45)	(14,473)	(1,725)	(153)	(149,644)

Net Revenue	182,566	72,174	48,299	64,939	29,259	1,488	23,837	8,816	2,191	433,569
Costs of Service	94,108	51,728	34,009	36,321	17,822	2,269	24,504	5,608	26,764	293,133

Gross Margin	$88,458	$20,446	$14,290	$28,618	$11,437	$(781)	$(667)	$3,208	$(24,573)	$140,436

Note: Prior quarters have been reclassified to conform with current presentation.

BearingPoint, Inc.

The following table provides a breakout of each industry’s and international region’s year to date performance with the prior year for comparative purposes.

BearingPoint

INDUSTRY RESULTS

US dollars in thousands	Public	Communications	Financial		High		Asia	Latin	Corporate /
	Services	& Content	Services	CIM	Technology	EMEA	Pacific	America	Other	Total
Fiscal Year 2003
Revenue	$1,097,154	$350,694	$236,773	$368,692	$155,251	$567,758	$301,003	$73,743	$(1,468)	$3,149,600
Other Direct Contract Expenses	(306,752)	(67,679)	(41,126)	(81,999)	(35,310)	(86,389)	(87,405)	(15,353)	1,710	(720,303)

Net Revenue	790,402	283,015	195,647	286,693	119,941	481,369	213,598	58,390	242	2,429,297
Costs of Service	438,937	170,126	126,388	188,371	76,100	367,594	162,536	34,925	139,798	1,704,775

Gross Margin	$351,465	$112,889	$69,259	$98,322	$43,841	$113,775	$51,062	$23,465	$(139,556)	$724,522

Fiscal Year 2002
Revenue	$966,422	$473,269	$229,993	$311,144	$194,751	$16,089	$128,145	$44,055	$3,759	$2,367,627
Other Direct Contract Expenses	(264,661)	(112,454)	(43,630)	(65,640)	(56,883)	(4,188)	(36,666)	(8,441)	(71)	(592,634)

Net Revenue	701,761	360,815	186,363	245,504	137,868	11,901	91,479	35,614	3,688	1,774,993
Costs of Service	359,563	219,223	139,592	144,954	86,179	9,984	80,328	32,402	101,916	1,174,141

Gross Margin	$342,198	$141,592	$46,771	$100,550	$51,689	$1,917	$11,151	$3,212	$(98,228)	$600,852

Note: Prior year has been reclassified to conform with current presentation.

BearingPoint, Inc.

Balance Sheets

The company ended fiscal year 2003 with total assets and total equity of $2.0 billion and $1.2 billion, respectively. The increase in total assets was primarily driven by goodwill and other intangibles, as well as an increase in accounts receivable and unbilled revenue. Liabilities and equity increased as a result of additional debt and the issuance of common shares in connection with the global initiatives and transactions. The balance sheet includes a cash balance of $106.0 million and equity as a percentage of assets standing at 58.1%. Accounts receivable and unbilled revenue increased $193.9 million from June 30, 2002, due to the global initiatives and transactions.

BALANCE SHEETS

US dollars in thousands	June 30,	June 30,
	2003	2002
ASSETS
Current Assets:
Cash and Cash Equivalents	$106,049	$203,597
Accounts Receivable, Net	377,422	246,792
Unbilled Revenues, Net	192,146	128,883
Other Current Assets	87,317	67,941

Total Current Assets	762,934	647,213

Property and Equipment, Net	109,069	60,487
Goodwill, Net	1,022,429	87,663
Other Intangible Assets, Net	115,671	75,652
Other Assets	37,692	24,116

Total Assets	$2,047,795	$895,131

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Notes Payable	$14,775	$1,846
Acquisition Obligation	17,566	16,653
Accounts Payable and Other Current Liabilities	493,926	264,796

Total Current Liabilities	526,267	283,295

Long Term Portion of Notes Payable	263,253	—
Other Long Term Liabilities	68,518	9,966

Total Liabilities	858,038	293,261

Total Equity	1,189,757	601,870

Total Liabilities and Equity	$2,047,795	$895,131

BearingPoint, Inc.

Selected Definitions

Revenue includes all amounts that are billed or billable to clients, including other direct contract expenses. Revenue is recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenue related to time and material contracts are recognized in the period in which services are performed. Revenue related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenue and direct contract costs are recognized in the period they become known.

Other Direct Contract Expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors.

Other Costs of Service primarily consist of the costs attributable to the support and maintenance of the professional staff, bad debt expense relating to accounts receivable and other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel.

Selling, General and Administrative expenses include organic expenses such as marketing, costs for information systems, finance and accounting, human resources, sales commissions and business development expenses. In addition, BearingPoint has entered into a transition services agreement and an outsourcing agreement with KPMG LLP, whereby the company receives and is charged for certain shared services.

Utilization Rate represents total hours charged directly to engagements divided by total hours in a specific time period. Personnel included in this calculation are services, sales force and solutions employees. Infrastructure personnel are excluded from this calculation.

Efficiency Rate represents total hours charged directly to engagements divided by available hours. Available hours exclude vacation, holiday and personal time in a specific time period. Personnel included in this ratio are the same as those mentioned in the utilization rate definition.

Days Sales Outstanding (DSO) represents the trailing twelve months gross revenue divided by 365 days. The resulting figure represents the average day’s sales, which is divided into the consolidated accounts receivables and unbilled revenue balances to arrive at DSO at a point in time.

Net Debt represents total debt (long term debt plus current debt in current liabilities (which includes short term portion of notes payable and acquisition obligations)), less total cash and cash equivalents.

Free Cash Flow represents cash provided by (used in) operating activities less purchases of property and equipment.

BearingPoint, Inc.

FORWARD-LOOKING STATEMENT

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements include, but are not limited to, statements regarding the following: whether our cost saving initiatives and restructuring actions will allow us to improve our financial performance going forward and our ability to position the company to conform to the current global economic environment. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: any continuation of the global economic downturn and challenging economic conditions; the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships; the actions of our competitors; unexpected difficulties associated with the company’s global initiatives and transactions (such as the acquisition of BearingPoint GmbH), including rationalization of assets and personnel and managing or integrating the related assets, personnel or businesses; changes in spending policies or budget priorities of the U.S. Government, particularly the Department of Defense, in light of the large U.S. budget deficit; and our inability to use losses in some of our foreign subsidiaries to offset earnings in the U.S. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended March 31, 2003.